EXHIBIT 10.15


Summary of Guaranty Contract of Maximum Amount by and among Longgang Division, Shenzhen Branch, China Minsheng Bank, Jilin Provincial Huaruan Technology Company Limited by Shares ("Huaruan Company") and Xiangqian Li dated as of November 15, 2003.

         Huaruan Company and Xiangqian Li signed a guaranty on November 15, 2003 in relation to the Comprehensive Credit Facilities Agreement (the "Agreement") as summarized in Exhibit 10.14. According to the guaranty, each of the guarantors undertakes to assume joint and several liabilities for the obligation of Shenzhen BAK Battery Co., Ltd. under the Agreement, subject to the maximum security amount of RMB 30,000,000 Yuan. The guaranty has a term of two (2) years, commencing from the maturity of each loan agreement under the Agreement.